Exhibit 99.1
**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

           First Financial Northwest, Inc.

Reports Third Quarter Net Income of $2.4 Million or $0.18 per Diluted Share and

Announces New Share Repurchase Plan

Renton, Washington – October 28, 2015 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported net income for the quarter ended September 30, 2015, of $2.4 million, or $0.18 per diluted share, compared to net income of $2.4 million, or $0.17 per diluted share, for the quarter ended June 30, 2015, and $2.7 million, or $0.19 per diluted share, for the third quarter in 2014.

An increase in the recapture of the provision for loan losses contributed significantly to net income in the current quarter as compared to the quarter ended June 30, 2015, and the same quarter last year. Specifically, the Company recognized a $700,000 recapture of provision for loan losses in the quarter ended September 30, 2015, compared to a recapture of $500,000 in the quarter ended June 30, 2015, and a recapture of $300,000 in the quarter ended September 30, 2014. The larger recapture of provision for loan losses in the quarter ended September 30, 2015, primarily related to recoveries of amounts previously charged off totaling $265,000, along with payment in full on three loans internally classified as “special mention” totaling $5.0 million that significantly reduced the amounts necessary to be set aside in the general reserve for loan losses.

“In addition to improvements in credit quality, the ongoing activity in the Pacific Northwest economy provided us with opportunities in both loans and deposits, with net loans receivable increasing $15.5 million, interest bearing deposits increasing $31.8 million, and non-interest bearing deposits increasing $9.6 million during the quarter,” stated Joseph W. Kiley III, President and Chief Executive Officer.

“I am pleased to report that we successfully converted to an improved core data processor during the quarter that significantly enhances our ability to utilize technological advancements and will provide us a better platform for growth as we offer more efficient banking services to our customers. In addition, we opened our first branch office in Mill Creek, Washington, during the quarter. This office is staffed with a team of seasoned bankers from the Snohomish County market and utilizes current technology to help deliver an improved customer experience,” continued Kiley.

At its meeting held on October 28, 2015, the Company’s Board of Directors authorized a new share repurchase plan, under which management is authorized to repurchase up to 1,410,000 of the Company’s shares (representing approximately 10% of shares outstanding) through April 27, 2016. The plan will cover the repurchase of shares commencing no earlier than November 2, 2015, and expiring April 27, 2016. Repurchases are subject to SEC requirements, including but not limited to certain price, market volume and timing constraints.

Highlights for the quarter ended September 30, 2015:
  Share repurchases totaled 402,657 shares during the quarter under the current share repurchase plan, at an average price of $12.37 per share; during the month of October 2015, an additional 90,049 shares were repurchased at an average price of $12.24 per share, concluding the activity under the plan that ran through October 28, 2015. A total of 864,463 shares were repurchased under this plan at an average price of $12.18 per share.
  The Company’s book value per share at September 30, 2015, increased to $12.32 from $12.20 at June 30, 2015, and $11.76 at September 30, 2014.
  The Bank’s Tier 1 leverage and total risk-based capital ratios at September 30, 2015, were 11.7% and 17.8%, respectively, compared to 11.7% and 18.5% at June 30, 2015, and 19.0% and 29.2% at September 30, 2014. The year over year decline was primarily a result of $70 million in dividends paid by the Bank to the Company in 2014.
Based on management’s evaluation of the adequacy of the allowance for loan and lease losses ("ALLL"), there was a $700,000 recapture of provision for loan losses for the quarter ended September 30, 2015. The following items contributed to this recapture during the quarter:
  The Company received recoveries of amounts previously charged off totaling $265,000 contributing to its ALLL balances. These recoveries were partially offset by charge-offs totaling $22,000 during the quarter.
  Three loans internally classified as “special mention” with balances totaling $5.0 million were paid in full during the quarter, significantly reducing the amounts allocated for future estimated losses relating to the general reserve pool that included these loans.
  Delinquent loans (loans over 30 days past due) remained low at $3.5 million at September 30, 2015, compared to $3.6 million at June 30, 2015, and $2.6 million at September 30, 2014.
  Nonperforming loans remained low at $2.4 million at September 30, 2015, compared to $2.4 million at June 30, 2015, and $1.6 million at September 30, 2014.
  Nonperforming loans as a percentage of total loans remained low at 0.35% at September 30, 2015, compared to 0.36% at June 30, 2015, and 0.23 % at September 30, 2014.
The ALLL represented 418% of nonperforming loans and 1.48% of total loans receivable, net of undisbursed funds, at September 30, 2015, compared to 439% and 1.58%, respectively, at June 30, 2015, and 742% and 1.67%, respectively, at September 30, 2014.

Nonperforming assets totaled $6.7 million at September 30, 2015, compared to $6.8 million at June 30, 2015, and $11.4 million at September 30, 2014. The decline in the Company’s nonperforming assets during these periods was primarily due to a recent sale of Other Real Estate Owned (“OREO”).

The following table presents a breakdown of our nonperforming assets:
	Sep 30,	Jun 30,	Sep 30,	Three Month	One Year
	2015	2015	2014	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$655	$252	$837	$403	$(182)
Multifamily	1,683	1,683	-	-	1,683
Commercial real estate	-	407	658	(407)	(658)
Consumer	91	73	77	18	14
Total nonperforming loans	2,429	2,415	1,572	14	857

OREO	4,235	4,416	9,819	(181)	(5,584)

Total nonperforming assets (1)	$6,664	$6,831	$11,391	$(167)	$(4,727)

Nonperforming assets as a
percent of total assets	0.68%	0.72%	1.24%

(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all troubled debt restructured Loans ("TDRs") as nonperforming loans, although all of our TDRs were performing in accordance with their restructured terms at September 30, 2015.

The following table presents a breakdown of our OREO by county and property type at September 30, 2015:

	County			Total	Number of	Percent of
	Pierce	Kitsap	All Other	OREO	Properties	Total OREO
			(Dollars in thousands)
OREO:
Commercial real estate (1)	$2,430	$754	$696	$3,880	7	91.6%
Construction/land development	200	-	155	355	2	8.4

Total OREO	$2,630	$754	$851	$4,235	9	100.0%

(1) Of the seven properties classified as commercial real estate, four are office/retail buildings and three are undeveloped lots. The Company classifies raw land or buildable lots, when it does not intend to finance the construction, as commercial real estate land loans.

OREO decreased to $4.2 million at September 30, 2015, compared to $4.4 million at June 30, 2015, and $9.8 million at September 30, 2014, as sales and write-downs of OREO exceeded transfers of properties into OREO during the quarter and the preceding 12 months. We continue to actively market our OREO properties in an effort to minimize their holding costs.

The following table presents a breakdown of our TDRs, all of which are performing:
	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	Three Month Change	One Year Change
	(Dollars in thousands)
One-to-four family residential	$37,221	$38,189	$44,429	$(968)	$(7,208)
Multifamily	1,602	1,609	2,182	(7)	(580)
Commercial real estate	7,740	7,765	9,148	(25)	(1,408)
Consumer	43	43	43	-	-

Total TDRs	$46,606	$47,606	$55,802	$(1,000)	$(9,196)

% TDR's classified as performing	100.0%	100.0%	100.0%

In circumstances where a customer is experiencing significant financial difficulties, the Bank may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Bank.

Net interest income for the third quarter of 2015 was $7.7 million, compared to $7.6 million in the second quarter of 2015, and $8.2 million in the third quarter of 2014. This decrease from the same quarter last year was largely due to a decline in the yield on our loan portfolio in this low-interest rate environment. In addition, during the third quarter of 2014, a significant amount of our longer term, relatively high interest rate certificates of deposit matured and re-priced, resulting in an increase in net interest income. However, the vast majority of those higher interest rate deposits have now re-priced to current market rates and a similar decrease in deposit costs did not occur in subsequent periods.

Interest income totaled $9.4 million during the quarter ended September 30, 2015, compared to $9.2 million in the quarter ended June 30, 2015, and $9.7 million in the quarter ended September 30, 2014. The increase in the quarter ended September 30, 2015, compared to the quarter ended June 30, 2015, relates to growth in average balances in loans outstanding, including continued growth in construction lending, and an increase in balances in the Bank’s investment securities portfolio. The decrease from the quarter ended September 30, 2014, was due in large part to repayments received on higher yielding loans in recent quarters, resulting in a decline in the Company’s average balances of loans and a decline in our loan portfolio yield over the last year. The decline in average loan yields reflects a trend that we believe is likely to continue during the remainder of 2015 as the Bank continues to face significant competition and pricing pressures for quality loan production in this prolonged low-interest rate environment.

Interest expense of $1.7 million for the quarter ended September 30, 2015 was unchanged from the quarter ended June 30, 2015, and increased from $1.5 million for the quarter ended September 30, 2014. Brokered deposits totaled $66.1 million at both September 30, 2015, and June 30, 2015, versus $32.5 million at September 30, 2014. These brokered deposits were obtained with maturities ranging from four to six years in an effort to help mitigate the Bank’s interest rate risk in a rising rate environment; however, this interest rate risk protection came at a cost to current earnings as the rates paid on these longer term deposits are higher than shorter term deposit rates.

Our net interest margin was 3.38% for the quarter ended September 30, 2015, compared to 3.42% for the quarter ended June 30, 2015, and 3.84% for the quarter ended September 30, 2014. This decline, as discussed above, was due in large part to repayments of higher yielding loans in recent quarters and the low yields received from the large amount of interest earning deposits we hold. Repayments on loans were higher than anticipated during the first nine months of 2015, resulting in a relatively high balance of interest earning deposits at September 30, 2015.

Noninterest income for the quarter ended September 30, 2015, totaled $447,000, compared to $357,000 in the quarter ended June 30, 2015, and $186,000 in the quarter ended September 30, 2014. During the quarter ended September 30, 2015, net gains on sales of investment securities contributed $85,000 to noninterest income. These sales were conducted as part of a restructuring of a portion of the Bank’s investment securities portfolio and included the sale of a number of smaller balance mortgage backed securities that were replaced with fewer mortgage-backed securities with larger balances.  The primary contributor to the increase in noninterest income in the quarters ended September 30, 2015, and June 30, 2015, compared to the quarter ended September 30, 2014, was the purchase of $20.0 million in Bank Owned Life Insurance (“BOLI”) in April 2015.

Noninterest expense for the quarter ended September 30, 2015, increased to $5.4 million from $4.9 million in the quarter ended June 30, 2015, and $4.5 million during the quarter ended September 30, 2014. The increase from the prior periods was primarily attributable to additional compensation expense relating to the Bank’s core data processor conversion and the opening of a new branch office in Mill Creek, Washington. Changes to the Company’s unfunded commitment reserve, which is included in other general and administrative expenses, also contributed to the noninterest expense variance, with an expense of $178,000 in the quarter ended September 30, 2015, compared to a $75,000 expense in the quarter ended June 30, 2015, and a benefit of $34,000 in the quarter ended September 30, 2014, reflecting the increase in our construction lending activity. This unfunded commitment reserve expense can vary significantly each quarter, based on the amount believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities, which reflects changes in the amounts that the Company has committed to fund but has not yet disbursed.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington state chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its two full-service banking offices. During the quarter ended September 30, 2015, the Bank changed its name from First Savings Bank Northwest in an effort to communicate that it is more than just a ‘savings’ bank. We are a part of the ABA NASDAQ Community Bank Index. For additional information about us, please visit our website at www.ffnwb.com and click on the “Investor Relations” section.

Forward-looking statements:

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.  Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2015 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)
Assets	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	Three Month Change	One Year Change

Cash on hand and in banks	$5,435	$5,550	$5,239	(2.1)%	3.7%
Interest-earning deposits	116,919	101,424	50,388	15.3	132.0
Investments available-for-sale, at fair value	125,897	116,913	124,457	7.7	1.2
Loans receivable, net of allowance of $10,146,$10,603, and 11,660 respectively	674,820	659,273	684,166	2.4	(1.4)
Premises and equipment, net	17,515	16,934	16,859	3.4	3.9
Federal Home Loan Bank ("FHLB") stock, at cost	6,537	6,537	6,815	-	(4.1)
Accrued interest receivable	3,072	3,033	3,401	1.3	(9.7)
Deferred tax assets, net	5,216	6,195	10,060	(15.8)	(48.2)
Other real estate owned ("OREO")	4,235	4,416	9,819	(4.1)	(56.9)
Bank owned life insurance ("BOLI")	23,145	22,932	2,754	0.9	740.4
Prepaid expenses and other assets	1,278	1,225	1,461	4.3	(12.5)
Total assets	$984,069	$944,432	$915,419	4.2	7.5

Liabilities and Stockholders' Equity

Deposits
Interest-bearing deposits	$634,986	$603,177	$575,687	5.3%	10.3%
Noninterest-bearing deposits	30,081	20,531	14,678	46.5	104.9
Total Deposits	665,067	623,708	590,365	6.6	12.7
Advances from the FHLB	135,500	135,500	135,500	-	-
Advance payments from borrowers for taxes andinsurance	2,939	1,581	2,947	85.9	(0.3)
Accrued interest payable	142	145	130	(2.1)	9.2
Investment trade payable	-	578	-	(100.0)	n/a
Other liabilities	5,466	5,349	4,649	2.2	17.6
Total liabilities	$809,114	$766,861	$733,591	5.5	10.3

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 14,199,667 shares at September 30, 2015, 14,552,324 at June 30, 2015, and 15,466,098 shares at September 30, 2014	142	146	155	(2.7)%	(8.4)%
Additional paid-in capital	141,625	146,240	156,710	(3.2)	(9.6)
Retained earnings, substantially restricted	41,543	39,900	34,739	4.1	19.6
Accumulated other comprehensive loss, net of tax	(455)	(533)	(748)	(14.6)	(39.2)
Unearned Employee Stock Ownership Plan shares	(7,900)	(8,182)	(9,028)	(3.4)	(12.5)
Total stockholders' equity	174,955	177,571	181,828	(1.5)	(3.8)
Total liabilities and stockholders' equity	$984,069	$944,432	$915,419	4.2	7.5

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)
	Quarter Ended
	Sep 30, 2015	Jun 30, 2015	Sep 30, 2014	Three Month Change	One Year Change
Interest income
Loans, including fees	$8,698	$8,658	$9,157	0.5%	(5.0)%
Investments available-for-sale	578	495	554	16.8	4.3
Interest-earning deposits with banks	67	65	23	3.1	191.3
Dividends on FHLB Stock	15	3	2	400.0	650.0
Total interest income	9,358	9,221	9,736	1.5	(3.9)
Interest expense
Deposits	1,369	1,333	1,193	2.7	14.8
FHLB advances	325	320	324	1.6	0.3
Total interest expense	1,694	1,653	1,517	2.5	11.7
Net interest income	7,664	7,568	8,219	1.3	(6.8)
Recapture of provision for loan losses	(700)	(500)	(300)	40.0	133.3
Net interest income after recapture of provision for loan losses	8,364	8,068	8,519	3.7	(1.8)

Noninterest income
Net gain on sale of investments	85	-	-	n/a	n/a
Other	362	357	186	1.4	94.6
Total noninterest income	447	357	186	25.2	140.3

Noninterest expense
Salaries and employee benefits	3,488	3,251	2,947	7.3	18.4
Occupancy and equipment	387	314	330	23.2	17.3
Professional fees	472	458	457	3.1	3.3
Data processing	176	188	147	(6.4)	19.7
Gain on sale of OREO property, net	-	(2)	(15)	(100.0)	(100.0)
OREO market value adjustments	-	(46)	60	(100.0)	(100.0)
OREO related expenses, net	24	41	49	(41.5)	(51.0)
Regulatory assessments	119	116	102	2.6	16.7
Insurance and bond premiums	89	89	100	-	(11.0)
Marketing	103	54	15	90.7	586.7
Other general and administrative	523	411	316	27.3	65.5
Total noninterest expense	5,381	4,874	4,508	10.4	19.4
Income before federal income tax provision	3,430	3,551	4,197	(3.4)	(18.3)
Federal income tax provision	984	1,183	1,462	(16.8)	(32.7)
Net income	$2,446	$2,368	$2,735	3.3%	(10.6)%

Basic earnings per share	$0.18	$0.17	$0.19
Diluted earnings per share	$0.18	$0.17	$0.19
Weighted average number of common shares outstanding	13,372,573	13,756,336	14,458,874
Weighted average number of diluted shares outstanding	13,528,322	13,916,314	14,585,908

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	Sep 30,
	2015	2014	Percent Change
Interest income
Loans, including fees	$25,932	$27,270	(4.9)%
Investments available-for-sale	1,585	1,743	(9.1)
Interest-earning deposits with banks	196	65	201.5
Dividends on FHLB Stock	20	5	300.0
Total interest income	27,733	29,083	(4.6)
Interest expense
Deposits	4,016	3,778	6.3
FHLB advances	963	854	12.8
Total interest expense	4,979	4,632	7.5
Net interest income	22,754	24,451	(6.9)
Recapture of provision for loan losses	(1,300)	(900)	44.4
Net interest income after recapture of provision for loan losses	24,054	25,351	(5.1)

Noninterest income
Net gain (loss) on sale of investments	85	(20)	(525.0)
Other	810	362	123.8
Total noninterest income	895	342	161.7

Noninterest expense
Salaries and employee benefits	10,153	8,693	16.8
Occupancy and equipment	1,039	1,018	2.1
Professional fees	1,284	1,208	6.3
Data processing	523	469	11.5
(Gain) Loss on sale of OREO property, net	(531)	92	(677.2)
OREO market value adjustments	5	348	(98.6)
OREO related expenses, net	17	188	(91.0)
Regulatory assessments	351	284	23.6
Insurance and bond premiums	270	305	(11.5)
Marketing	190	77	146.8
Other general and administrative	1,244	1,052	18.3
Total noninterest expense	14,545	13,734	5.9
Income before federal income tax provision	10,404	11,959	(13.0)
Federal income tax provision	3,361	4,212	(20.2)
Net income	$7,043	$7,747	(9.1)%

Basic earnings per share	$0.51	$0.52
Diluted earnings per share	$0.51	$0.51
Weighted average number of common shares outstanding	13,719,522	14,901,817
Weighted average number of diluted shares outstanding	13,878,549	15,040,444

The following table presents a breakdown of our loan portfolio (unaudited):

	Sep 30, 2015		Jun 30, 2015		Sep 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$148,742	20.5%	$152,764	21.9%	$163,941	22.7%
Permanent non-owner occupied	106,794	14.7	105,046	15.1	115,047	15.9
Construction non-owner occupied	-	-	-	-	500	0.1
	255,536	35.2	257,810	37.0	279,488	38.7
Multifamily:
Permanent	113,441	15.6	120,758	17.3	119,401	16.5
Construction	21,115	2.9	2,265	0.3	4,200	0.6
	134,556	18.5	123,023	17.6	123,601	17.1
Commercial real estate:
Permanent	245,559	33.8	233,652	33.5	251,068	34.7
Construction	-	-	-	-	6,100	0.8
Land	8,128	1.1	7,598	1.1	3,869	0.6
	253,687	34.9	241,250	34.6	261,037	36.1
Construction/land development: (1)
One-to-four family residential	30,581	4.2	30,448	4.4	19,222	2.7
Multifamily	27,596	3.8	19,438	2.8	15,845	2.2
Commercial	4,300	0.6	4,300	0.6	5,182	0.7
Land development	6,403	0.9	8,013	1.1	8,861	1.2
	68,880	9.5	62,199	8.9	49,110	6.8

Business	6,973	1.0	6,275	0.9	2,148	0.3
Consumer	6,655	0.9	7,051	1.0	7,543	1.0
Total loans	726,287	100.0%	697,608	100.0%	722,927	100.0%
Less:
Loans in Process	38,611		25,182		24,343
Deferred loan fees, net	2,710		2,550		2,758
ALLL	10,146		10,603		11,660
Loans receivable, net	$674,820		$659,273		$684,166

(1)
Construction/land development excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These construction loans are classified according to the underlying collateral categories in the table above, instead of in the construction/land development category.  At September 30, 2015, June 30, 2015 and September 30, 2014, $8.1 million, $7.6 million and $3.9 million, respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots, when it does not intend to finance the construction, as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
	At or For the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2015	2015	2015	2014	2014
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	1.01%	1.00%	0.96%	1.27%	1.21%
Return on equity	5.50	5.28	4.94	6.73	5.98
Dividend payout ratio	33.33	35.29	37.97	24.42	26.32
Equity-to-assets ratio	17.78	18.80	18.93	19.36	19.86
Interest rate spread	3.22	3.26	3.23	3.46	3.69
Net interest margin	3.38	3.42	3.40	3.61	3.84
Average interest-earning assets to average interest-bearing liabilities	120.33	120.01	121.74	120.92	121.36
Efficiency ratio	66.34	61.50	56.35	58.49	53.63
Noninterest expense as a percent of average assets	2.22	2.06	1.84	2.06	1.99
Book value per common share	$12.32	$12.20	$12.10	$11.96	$11.76

Capital Ratios: (1)
Tier 1 leverage ratio	11.74%	11.70%	11.64%	11.79%	18.98%
Common equity tier 1 capital ratio	16.57	17.26	17.33	n/a	n/a
Tier 1 capital ratio	16.57	17.26	17.33	18.30	27.93
Total capital ratio	17.83	18.52	18.59	19.56	29.18

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.35	0.36	0.39	0.20	0.23
Nonperforming assets as a percent of total assets	0.68	0.72	0.86	1.13	1.24
ALLL as a percent of total loans	1.48	1.58	1.54	1.55	1.67
ALLL as a percent of nonperforming loans	417.70	439.05	392.68	783.50	741.73
Net charge-offs (recoveries) to average loansreceivable, net	(0.04)	(0.09)	(0.02)	-	-

Allowance for Loan Losses:
ALLL, beginning of the quarter	$10,603	$10,508	$10,491	$11,660	$11,951
Recapture of provision	(700)	(500)	(100)	(1,200)	(300)
Charge-offs	(22)	-	(340)	-	(9)
Recoveries	265	595	457	31	18
ALLL, end of the quarter	$10,146	$10,603	$10,508	$10,491	$11,660

Nonperforming Assets:
Total nonaccrual loans(2) (3)	$2,429	$2,415	$2,676	$1,339	$1,572
OREO	4,235	4,416	5,575	9,283	9,819
Total nonperforming assets	$6,664	$6,831	$8,251	$10,622	$11,391

Performing TDRs	$46,606	$47,606	$51,390	$54,241	$55,802

(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.